Exhibit 99.1

LEEWARD INVESTMENTS, LLC

May 13, 2008

Mr. Thomas B. Akin
Chairman and CEO
Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, VA  23060

Dear Tom:

It is with mixed emotions that I tender my resignation as a director of Dynex Capital, Inc.  This resignation will be effective at 5 p.m. EDT on May 13, 2008.

As you know, I indicated my intention to continue serving as a director by agreeing to stand for re-election at the Annual Meeting scheduled for May 14, 2008.  However, other obligations and opportunities have been requiring greater amounts of my time, including a recent request to serve on the board of another company.  As a result, I will not be able to continue my commitment to Dynex Capital.

It has been a great pleasure serving on the board of Dynex Capital for the last six years.  The company has accomplished a great deal and shareholders have been rewarded with significant increases in book value and share price.  I would like to express my deep appreciation to the employees and directors who have made these accomplishments possible.  I will miss the direct involvement with Dynex Capital’s strategy and personnel, but I am confident that the company is in very capable hands and is well positioned for the future.

I appreciate your understanding of these circumstances.  Best wishes to you and to all Dynex Capital stakeholders as you pursue even greater success.

Sincerely,

/s/ Eric Von der Porten

Eric Von der Porten